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                     May 22, 2024

       Michael Sonnenshein
       Chief Executive Officer
       Grayscale Ethereum Trust (ETH)
       Grayscale Investments, LLC
       290 Harbor Drive, 4th Floor
       Stamford, CT 06902

                                                        Re: Grayscale Ethereum
Trust (ETH)
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 19,
2024
                                                            Revised Preliminary
Proxy Statements on Schedule 14A
                                                            Filed April 19,
2024 and May 21, 2024
                                                            File No. 000-56193

       Dear Michael Sonnenshein:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Crypto Assets
       cc:                                              Dan Gibbons